Exhibit 99.1

April 17, 2017

Dear Stockholder:

Thank you for your investment in Strategic Storage Trust II, Inc. (“SST II”). I wanted to take this opportunity to update you on the calculation of our estimated value per share and changes to our distribution reinvestment plan share prices.

Calculation of Estimated Net Asset Value Per Share

On April 13, 2017, the board of directors of SST II (the “Board”) approved an estimated value per share for our Class A shares and Class T shares of $10.22 based on the estimated value of our assets less the estimated value of our liabilities, or net asset value, divided by the number of shares outstanding on an adjusted fully diluted basis, calculated as of December 31, 2016. We are providing this estimated value per share to assist broker-dealers in connection with their obligations under applicable Financial Industry Regulatory Authority (“FINRA”) rules with respect to customer account statements and to assist fiduciaries in discharging their obligations under Employee Retirement Income Security Act (“ERISA”) reporting requirements. This valuation was performed in accordance with the provisions of Practice Guideline 2013-01, Valuations of Publicly Registered Non-Listed REITs, issued by the Investment Program Association (“IPA”) in April 2013 (the “IPA Guidelines”). The Board previously approved an estimated value per share of our Class A shares and Class T shares of $10.09 as of December 31, 2015.

Below is a summary of certain information relating to our estimated value per share:

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The Nominating and Corporate Governance Committee (the “Committee”), comprised of our three independent directors, was responsible for the oversight of the valuation process, including the review and approval of the valuation process and methodology used to determine the estimated value per share, the consistency of the valuation methodology with real estate standards and practices and the reasonableness of the assumptions used in the valuations and appraisals.

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The Committee approved the engagement of Duff & Phelps, LLC (“Duff & Phelps”), an independent third party real estate valuation and advisory firm, to provide valuation services for our assets and liabilities and a calculation of a range of the estimated value per share of our Class A shares and Class T shares as of December 31, 2016.

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After considering all information provided, and based on the Committee’s extensive knowledge of our assets and liabilities, the Committee concluded that the range in estimated value per share of $9.84 to $10.61, with an approximate mid-range value per share of $10.22, as indicated in the valuation report provided by Duff & Phelps was reasonable and recommended to the Board that it adopt $10.22 as the estimated value per share for our Class A shares and Class T shares. The Board unanimously agreed upon the estimated value per share of $10.22(1) recommended by the Committee, which determination is ultimately and solely the responsibility of the Board.

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The current valuation of $10.22 was based upon an appraisal by Duff & Phelps, as of December 31, 2016, of 33 of our self storage properties acquired prior to 2016 (the “Appraised Properties”) on an individual property basis and was otherwise conducted in accordance with the IPA Guidelines. An additional 44 self storage properties and two parcels of land acquired by us in 2016 were included in Duff & Phelps’ analysis at the purchase price paid for such properties (less sub-property management agreement termination fees), based on Duff & Phelps’ conclusion that such purchase prices, as adjusted, reasonably approximate the market value of such properties.

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We acquired the Appraised Properties prior to 2016 for an aggregate purchase price of approximately $162.7 million. As of December 31, 2016, the total appraised value of the Appraised Properties as provided by Duff & Phelps was approximately $267.5 million. This represents an approximate 64% increase in the total value of the Appraised Properties over the aggregate purchase price.

Distribution Reinvestment Plan

In accordance with our distribution reinvestment plan, as amended (the “Plan”), the price per share pursuant to the Plan is equal to the estimated value per share approved by the Board and in effect on the date of purchase of shares under the Plan. In connection with the estimated value per share described herein, the Board approved a share price for the purchase of shares under the Plan equal to the estimated value per share of $10.22 for both Class A shares and Class T shares, to be effective for distribution payments being paid beginning in May 2017.

Please see the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 17, 2017 for a detailed description of the methodology and key assumptions used to determine the estimated value per share and the limitations of the estimated value per share. If you’d like us to send you a copy, please contact us via the information below. You may also obtain a copy via our website at www.strategicreit.com.

10 Terrace Road | Ladera Ranch | California | 92694 | 877.32REIT5 | www.strategicreit.com

Thank you for the opportunity to update you on the recent developments here at SST II. We look forward to continuing to execute on our investment objective of acquiring stabilized self storage properties that are expected to support sustainable stockholder distributions and growth potential over the long term.

Sincerely,

STRATEGIC STORAGE TRUST II, INC.

By:

H. Michael Schwartz
Chief Executive Officer

(1)

With respect to the estimated value per share, we can give no assurance that: you would be able to resell your shares at this estimated value; you would ultimately realize distributions per share equal to our estimated value per share upon liquidation of our assets and settlement of our liabilities or a sale of our company; our shares of common stock would trade at the estimated value per share on a national securities exchange; another independent third-party appraiser or other third-party valuation firm would agree with our estimated value per share; or the methodology used to estimate our value per share will be in compliance with any future regulatory rules or ERISA reporting requirements.

10 Terrace Road | Ladera Ranch | California | 92694 | 877.32REIT5 | www.strategicreit.com